Exhibit 10.1

AMENDMENT TO THE EMPLOYMENT AGREEMENT
BETWEEN ROBERT B. CUSHING AND ADVANCE AUTO PARTS, INC.

This Amendment (“Amendment”) to the Employment Agreement dated August 21, 2016, between Robert B. Cushing (“Executive”), and Advance Auto Parts, Inc. (“Company”) (hereinafter referred to as the “Agreement”) is entered into this 12th day of April 2023 (“Amendment Date”). This Amendment shall be effective on April 13, 2023 and shall modify the terms of the Agreement as stated below on a prospective basis as of the Amendment Date. Unless expressly modified herein, all other terms and conditions of the Agreement shall continue to apply in full force and effect. (The Executive and Company may be referred to collectively as the “Parties”).

Executive is currently employed as the Executive Vice President, Professional for the Company. The Company intends to modify and transition certain job duties currently being performed by Executive. The Company desires to gradually transition certain responsibilities currently performed by Executive to support succession planning while retaining Executive’s expertise and experience during the transition.

The Company agrees that, as a result of the material diminution in his job duties, Executive has “Good Reason” to terminate the Agreement as provided in Section 4(e) of the Agreement and is therefore entitled to the payments and benefits set forth in Section 4(d) of the Agreement (herein after collectively referred to as “Termination Payment”). However, in consideration of continuing the relationship and retaining Executive’s expertise, the Parties have mutually agreed to temporarily defer Executive’s contractual right to elect Resignation from Employment by the Company for Good Reason pursuant to Section 4(e)(i)(B) of the Agreement based on the material diminution in his job duties, and the related Termination Payment, to the extent stated in this Amendment.

Now, therefore, the Parties agree to modify the following sections of the Agreement as stated:

1.Section 2(a) - Duties and Responsibilities. The Parties agree that during the remainder of fiscal year 2023 and until at least the end of the first quarter of fiscal year 2024 (the “Deferred Resignation Period”), certain, but not all, of Executive’s duties and responsibilities will gradually be transitioned to other identified executives. Executive agrees to provide reasonable cooperation to assist in the orderly transition of the duties and responsibilities. The Company shall not change Executive’s job grade or title without Executive’s written consent, but Executive will no longer have an “Officer” designation within the meaning of Section 16 of the Securities Exchange Act. Executive will continue to report to the Chief Executive Officer and be designated as a remote team member with a primary residence in Virginia. Thereafter, the Parties agree to further discuss and agree to Executive’s role and the transition of any of his remaining duties and responsibilities.

2.Section 3 - Compensation. The Parties agree that from the Amendment Date until the end of the first quarter of fiscal year 2024, Executive’s current compensation will continue; provided that Executive continues to be employed by the Company and does not exercise his right under Section 4(e) to resign for Good Reason or for any other reason during this time frame. Thereafter, the Parties agree to discuss changes to Executive’s compensation to be adjusted to be commensurate for the duties being performed by Executive; provided however, that Executive shall continue to receive his current compensation until such changes have been agreed to by the Parties in writing.

3.Section 4(e) - Resignation from Employment by the Company for Good Reason. As a result of the material diminution of Executive’s job responsibilities, Executive shall be deemed to have Good Reason to exercise his rights under Section 4(e) of the Agreement. In consideration of retaining Executive and compensating Executive during the transition period, Executive agrees for a period of time from the present through at least the end of the Deferred Resignation Period not to exercise, or attempt to exercise, pursuant to Section 4(e)(i)(B) of the Agreement, a Resignation for Good Reason based on the fact that Executive’s duties and responsibilities are being modified and transitioned to others. In exchange for Executive’s agreement to not exercise, or attempt to exercise, his right to Resign for Good Reason pursuant to Section 4(e)(i)(B) of the Agreement through at least the end of the Deferred Resignation Period, the Company agrees to pay and provide Executive the Termination Payment, as defined above, consisting of the payment and benefits provided in Section 4(d), when Executive’s employment with the Company ends at some point in the future beyond the Deferred Resignation Period. The Termination Payment will be no less than the benefits and payment Executive would be eligible to receive pursuant to Sections 4(d) and 4(e) of the Agreement on the Effective Date of this Amendment. For avoidance of doubt, and by way of example, if Executive continues his employment with Company beyond the Deferred Resignation Period but at an agreed-upon reduced compensation package, Executive’s termination payment under Section 4(d)(i) shall nevertheless be calculated based on Executive’s compensation package as of the date of this Amendment rather than at Executive’s reduced compensation rate. If Executive resigns or attempts to resign pursuant to Section 4(e)(i)(B) or 4(g) prior to the end of the first quarter of fiscal year 2024, Executive agrees he will forfeit this Termination Payment and no Termination Payment shall be owed to Executive. This does not diminish Executive’s or the Company’s right to terminate the Agreement pursuant to any other term in the Agreement, including but not limited to Executive’s right to terminate the Agreement without Good Reason pursuant to Section 4(g) during the Deferred Resignation Period by providing 90 days written notice to the Company. The Parties agree that, if Executive elects his contractual right to resign for Good Reason as set forth in this Amendment following the expiration of the Deferred Resignation Period, Executive shall provide no less than 30 days prior written notice to the Company that Executive is electing his contractual right to resign; provided that no other notice as stated in Section 4(e)(ii) of the Agreement is required, and the Company expressly waives any opportunity to cure as provided in Section 4(e)(ii) of the Agreement. If Executive resigns or Company terminates Executive for any other reason permitted by the Agreement, then the payment and benefits terms, if any, applicable to that particular reason as stated in the Agreement shall apply. For purposes of clarity, both Parties understand and agree that, if circumstances warrant, Executive will only be eligible for a single instance of payment and benefits under Section 4 of the Agreement, as multiple payments are not contemplated by this Amendment.

4.Section 8 - Entire Agreement. The Agreement and this Amendment entered into between Executive and Company, shall constitute the entire agreement between Executive and Company. With respect to the provisions addressed in this Amendment, this Amendment shall control. Any subsequent authorization or modification of the Agreement or this Amendment must be made in writing and signed by duly authorized representatives of Executive and Company.

5.Section 23 – Non-Waiver. Company agrees that Executive’s agreement to defer his right to Resign for Good Reason pursuant to Section 4(e)(i)(B) shall not constitute a waiver of his right to terminate the Agreement under any other provision of the Agreement, nor shall it constitute a waiver of his right to terminate the Agreement under Section 4(e)(i)(B) at any time after the conclusion of the Deferred Resignation Period. Except as otherwise provided herein, the Parties, by entering into this Amendment, reserve all rights under the Agreement and waive none.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed this day signed below.

Robert B. Cushing	Advance Auto Parts, Inc.

BY: ________________________________	BY: ________________________________

Name: ______________________________	Name: ______________________________

Date: _______________________________	Title: _______________________________

Date: _______________________________

3